EXHIBIT 99.1

Sun Hydraulics

First Quarter 2007 Earnings Results

May 9, 2007

2:30 p.m. EST

Operator

Greetings, ladies and gentlemen, and welcome to the Sun Hydraulics first quarter 2007 earnings conference call.

(OPERATOR INSTRUCTIONS)

As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Richard Arter, Investor Relations spokesperson for Sun Hydraulics.

Thank you, Mr. Arter, you may begin.

Richard Arter - Sun Hydraulics - IR

Thank you, Ryan. Good afternoon, and thanks for joining us to listen to Sun Hydraulics first quarter 2007 earnings conference call. With me are Allen Carlson, Sun’s President and CEO; and Tricia Fulton, Sun’s CFO. Before we begin our remarks, please be aware that any statements made in today’s presentation that are not historical facts are considered forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. For more information on forward-looking statements, please see yesterday’s press release. It is now my pleasure to introduce Allen Carlson.

Allen Carlson - Sun Hydraulics - President, CEO

Good afternoon. The first quarter of 2007 demonstrated continuing strong demand. All of Sun’s business segments showed healthy growth. But Europe and Asia led the way. We’re encouraged by our international efforts. Nearly 54% of total sales for the quarter were generated outside of North America.

Last month, we introduced several new electrohydraulic products at the Hanover Fair in Germany. The Hanover Fair is perhaps the largest hydraulics trade show in the world, and it’s held every other year. The new products were well received by the marketplace and included product that are a result of our equity investment in White Oak Controls. We have embedded White Oak’s next generation electronics into our products. These new products open up new opportunities for Sun by allowing customers more ease, flexibility, and reliability in applying electronic controls to their hydraulic circuits.

Along with the heavy demand in Q1, we’re able to achieve very strong earnings. For several quarters last year, we experienced margin erosion. Largely caused by increased material and overhead costs. A high level of sales in Q1 allowed us to absorb fixed costs, which helped improve gross profit and ultimately earnings per share. We expect this will continue in the second quarter. Sun’s products are sold into the capital goods industry. As we have moved through the current business cycle, we believe we’ve taken market share as our growth has outpaced the industry. We continue to believe that our growth is fueled by attending to basics. Having the right products for the marketplace, providing detailed product information on demand, via our website, and delivering products when and where our customers want them. I would now like to turn the call over to Tricia to provide some more detail on the quarter. Tricia?

Tricia Fulton - Sun Hydraulics - CFO

Thanks, Al. All comparisons will be to the same period last year. Net sales continued to grow at a double digit pace with a 20% increase in the first quarter coming in at just under 41 million. Net income was up significantly over last year at 5.8 million representing a 38% increase. Basic and diluted earnings per share ended the quarter at $0.53, an increase of 39%. This marks the 16th and the 14th consecutive quarter of double digit growth in the top and bottom line. Europe and Asia led the way with sales increases of 34% and 25% respectively. North American sales increased 9%. As Al mentioned, international sales continued to make up more than half of our total sales.

Gross profit increased 26% to nearly 14 million. Gross profit as a percentage of sales was 34% compared to 32%. Incremental sales increases coupled with a mid-year price increase in 2006 aided absorption of fixed costs. This led to additional gross margin dollars as well as an increase in the gross margin percentage.

FE&A increased $500,000 to 5 million. The increase was driven by higher compensation costs, engineering and marketing expenses, and costs for regulatory compliance. Our effective tax rate was 34.4% compared to 33.2%. The higher rate was primarily due to the relative levels of income and different tax rates in effect among the countries in which we sell our products. We expect this tax rate will remain steady throughout the year. Net cash from operations was 7 million, double what it was last year. The increase is due to higher net income of 1.6 million coupled with working capital changes. Day sales outstanding increased 2 days to 38, as a result of increased sales outside of North America where payment terms are less favorable.

North American field inventory was flat compared to the fourth quarter last year. While inventory turns within our operations decreased to 9.2, we feel inventory levels are appropriate to support the demand that we are experiencing around the world. And we continue to look for ways to drive improvement. Capital expenditures for the quarter were 3.2 million and we are on target for 10 million for the year. First quarter purchases were primarily for new machinery and equipment in the US.

A quarterly cash dividend of $0.10 a share was declared in the first quarter. Dividends were paid on April 15, to shareholders of record on March 31. We expect second quarter demand to remain strong. Sales are estimated to be approximately 41 million and earnings per share are estimated to be in the range of $0.52 to $0.54. This represents an increase of approximately 11% in sales and 36% in earnings per share over last year. Thank you. We will now open the call for Q&A. Rich?

Richard Arter - Sun Hydraulics - IR

Ryan, if we could ask for some questions from the audience now?

Operator

Thank you. [OPERATOR INSTRUCTIONS] Our first question comes from the line of Andrea Sharkey with Sidoti and Company.

<Q>: Hi, good afternoon, everyone.

Allen Carlson - Sun Hydraulics - President, CEO

Hello, Andrea.

<Q>: I guess the first question I have is I heard from Terex that they said that they were having some trouble getting component from suppliers. And then I also heard that said that Sauer Danfoss said that they benefited from capacity constraints at a major competitor. So I was wondering if maybe, A, you knew who Sauer Danfoss was referring to? And B, are you guys maybe benefiting from that, as well? Because other people are capacity constrained and you can get things there faster? Or are you, in fact, having capacity constraint issues?

Allen Carlson - Sun Hydraulics - President, CEO

I’ll take that, Andrea, this is Al. I think the capacity constraints in the marketplace perhaps varies from component to component. And I don’t know if Sauer Danfoss was referring to any particular kind of component, but I do know that over the last year or two, there have been constraints, not only with hydraulic equipment, but other types of equipment, engines, tires, et cetera. So Terex could very well be seeing constraints in a variety of different pieces of equipment. We are quite confident that we have — this has benefited Sun over the last 2 or 3 years as the economy’s heated up. We’ve maintained our delivery reliability, continued to ship product to customer request, and have experienced very few constraints supplying our customers what they need anywhere in the world. So if there are constraints that are taking place with hydraulic cartridge valves, it’s probably benefiting some.

<Q>: Okay. Great. Fair enough. And then, I was wondering if -- you said that you’re gaining market share, and I think that’s pretty obvious since you are outgrowing, I think Eaton said the overall fluid power market was up 6%. You guys certainly exceeded that with your sales growth. Maybe could you be a little bit more specific in who you think you’re actually taking the market share from?

Allen Carlson - Sun Hydraulics - President, CEO

We probably have a rough sense of what of who that is or what that is. But I don’t think we know exactly -- and I don’t think it would be fair to go public and pick out a particular competitor, particular supplier. I would say, however, that generally speaking hydraulic cartridge valves is taking market share from other kinds of valves, specifically cast iron valves as customers are looking for a more tailored personalized solution to their controls. So I would say that the trend that we’ve seen for 25 years where cartridge valves is taking market share from other types of valves. But I’d hate to get into who we’re taking it from, from a competitor standpoint.

<Q>: Sure, I understand that. And then I guess just on the gross margin side, you guys really did very well expanding that. And I was wondering if you think that that sort of, this 34% gross margin looks like it could be a sustainable type of level going forward or if there are other things that might keep that from happening?

Tricia Fulton - Sun Hydraulics - CFO

Hi, Andrea, this is Tricia. We were able to pick up gross profit, primarily because of our ability to absorb our fixed overhead with the sales volume that we have. And we believe based on our estimate that you can see for Q2 that we probably will sustain that into Q2. Beyond that we don’t try to forecast.

<Q>: Okay, sure. In other words, as long as the sales volume stays at this level, then it would be kind of likely that you could stay at that level, but it would depend on the sales level. Is that fair?

Tricia Fulton - Sun Hydraulics - CFO

It’s very dependent on the sales level, but it’s very dependent on other things, as well. Raw material costs and we don’t really know beyond next quarter what any of those things are going to do. So it’s hard for me to say.

Allen Carlson - Sun Hydraulics - President, CEO

It also depends on mix of products. We have a very wide range of products. And I think Tricia’s assumptions on what gross margin might be for next quarter is perhaps that the mix of products are going to stay the same. That’s probably true, but if it changes one way or the other, it would affect our margin.

<Q>: Okay. And then I don’t know if you disclosed that at all, but I guess when you talk about mix, which types of products, I guess would be carrying the higher margin? Would it be more of the custom packages or something different?

Allen Carlson - Sun Hydraulics - President, CEO

Again, there’s a wide variety of products that we manufacture. And I don’t think it would be good for us to publicly disclose what our margins are by product type.

<Q>: Sure. I understand. All right. That’s it. I’ll hop back in line and let somebody else have a chance.

Allen Carlson - Sun Hydraulics - President, CEO

Thanks, Andrea.

Operator

Our next question comes from the line of Robert McCarthy with Robert W. Baird.

<Q>: Morning, everybody. Or good afternoon.

Allen Carlson - Sun Hydraulics - President, CEO

Hi, Rob.

Tricia Fulton - Sun Hydraulics - CFO

Hey, Rob.

<Q>: Congratulations on a eye-popping quarter. Fantastic.

Allen Carlson - Sun Hydraulics - President, CEO

Thank you.

<Q>: It’s sort of begs the question -- well, I can certainly understand after having had a great quarter like that you’d be happy to simply do the same thing again. And your forecast really sort of mirrors that, right? Roughly flat revenue with the first quarter, essentially unchanged earnings per share.

Allen Carlson - Sun Hydraulics - President, CEO

That’s true if you look at it on a quarter to quarter basis. But our business is a bit cyclical. We don’t like to do a comparison sequential. We like to compare this quarter to the same quarter last year. Most of our comparisons that we look at internally are going to compare the second quarter of ‘07 to the second quarter of ‘06 because there’s some seasonality from quarter to quarter.

<Q>: Of course. And obviously the way we tend to look at things, as well. But I can’t help but notice that just about every year I’ve got history for and I would guess almost every year in the Company’s history you’ve done more business in the June quarter than a March quarter. And usually by a fairly significant amount reflecting that seasonality. So was there something unusual that helped the March results that you have some concern wouldn’t -- that would detract from the normal seasonal pickup in your business in the June quarter? Is there something that--?

Allen Carlson - Sun Hydraulics - President, CEO

Well, first of all, we had a very strong first quarter.

<Q>: Right.

Allen Carlson - Sun Hydraulics - President, CEO

But I’m not sure I agree with your assumptions because first quarter to first quarter, we were up on the top line 20%. And if you look at our forward-looking projections, we’re predicting that the second quarter to second quarter is going to be up -- how much?

Tricia Fulton - Sun Hydraulics - CFO

11.

Allen Carlson - Sun Hydraulics - President, CEO

11%, so quarter to quarter we’re increasing, but I don’t have the prior history, I’d have to look into it. We’re going to grow 11% over what we grew last year’s second quarter, which was strong compared to the previous second quarter.

<Q>: Yes. Right. Well, let me ask the question a different way. I may get the same answer, but why would your year-to-year comparison for prior year be cut in half from the first quarter to the second quarter?

Allen Carlson - Sun Hydraulics - President, CEO

Rob, I’d have to go back and take a look at it. I think I would give you the same answer with the information I have. I really don’t have prior the prior 5 year’s history to give you a comment. I guess all I would say is that our growth is continuing quarter-over-quarter.

<Q>: Yes. All right. Can you -- Tricia, do you have an estimate for how much currency contributed to revenue in the first quarter translation?

Tricia Fulton - Sun Hydraulics - CFO

Yes, on the revenue side it was about 2%.

<Q>: And to follow-up on the question that you just got about mix, can we say in a general sense that the growing contribution of electronics or electrohydraulic controls in your sales mix is a positive or a negative for margins all else equal?

Allen Carlson - Sun Hydraulics - President, CEO

Could you repeat that again, Rob? I’m not sure I caught that.

<Q>: Well, part of what’s been driving growth has been the increasing popularity of electrohydraulic controls and your products for that market. And my question is is as that takes a greater share of total sales, is that -- does that create head wind for that or is that wind at your back?

Allen Carlson - Sun Hydraulics - President, CEO

I’ll try to answer that. First of all, usually, not -- well, almost always, when we sell one of our new electrohydraulic packages, it brings a lot of vanilla products along with it. We’re not just selling the electrohydraulic component discretely. Customers are looking for the complete solution. The weather may be some impact to the margin with some of our newer products, which are not mature in having a full volume. They are bringing mature products with them, which are extremely profitable. So the assumption that we’re the new product sales, electrohydraulic driven would have a significant impact on our margin I don’t think it’s true. It will have some impact, I just don’t think it’s significant because of the pull through with other products.

<Q>: In other words, as we look at -- as we look at your profitability and how it’s changing right now, any effect from what I just described is being swamped by the effect of operating leverage.

Allen Carlson - Sun Hydraulics - President, CEO

Exactly right.

<Q>: Right. I’ll let somebody else go.

Allen Carlson - Sun Hydraulics - President, CEO

Rob, going back to your other question, I just--.

<Q>: Yes.

Allen Carlson - Sun Hydraulics - President, CEO

-- though of perhaps a way I could answer that. Again I don’t have all of the facts in in front of me, but I do know that we’ve had 16 consecutive quarters of double digit revenue growth. And we’ve just predicted that next quarter will be the 17th quarter of double digit revenue growth. So maybe in a round about way that answers the question.

<Q>: Well, it’s certainly an impressive record. Maybe it’s not clear from the way I’ve been asking the question. It looks to me like just as you were proven to be too conservative with your outlook for the March quarter, as we sit here today, it looks like to me like you’re likely to be proven too conservative with your second quarter outlook, as well. Being as there’s no seasonal pick up from the March quarter embedded in it.

Allen Carlson - Sun Hydraulics - President, CEO

We take a look at building up our estimates based on the best information we have.

<Q>: Right.

Allen Carlson - Sun Hydraulics - President, CEO

There could be some acceleration or deceleration during the quarter that we can’t account for now. It’s the best picture that we have and it’s been consistent how we’ve predicted the forward-looking for like the last five years. And if you look at our track record, we’ve hit some right on the nose, we’ve missed some by 10% up and sometimes 10% down. It’s the best information we have.

<Q>: That’s a fair clarification. Thank you.

Richard Arter - Sun Hydraulics - IR

Next question.

Operator

Our next question comes from the line of Will Lyons with Westminster Securities Corporation.

<Q>: Hello, everyone. Good quarter, congratulations, again.

Allen Carlson - Sun Hydraulics - President, CEO

Thank you.

<Q>: To follow-up, or actually on the last questioner, and I don’t mean to beat a dead horse here. But I would like to understand, those of us who look in from the outside appreciate your guidance and know that you’re normally, well, I don’t know if normally is the right word but you’re typically pretty darn close. The Q1 was seemed to be an anomaly. In early March, you gave guidance of 39 million, you came in at 41. I’m just wondering what happened in the last three weeks of the quarter that brought in $2 million in revenues that you didn’t expect? Can you give us some insight to what happened that you didn’t expect?

Tricia Fulton - Sun Hydraulics - CFO

We — yes, we did have three or four weeks left last time we gave the guidance. But it was just something that we couldn’t see in all of the entities. And we are obviously happy that the pickup was there. But it’s difficult when we have such short lead times to see out sometimes. And we are able to expedite products for people that’s shorter lead times than the 4 weeks that we typically have. And I think we saw some of that happening at the end of March.

<Q>: Sorry. I think that’s one of the things that people love about your company you are so efficient and you can get those kind of turn arounds. So it’s fair to say you just got orders subsequent to that guidance that you fulfilled before the end of the quarter.

Allen Carlson - Sun Hydraulics - President, CEO

That’s exactly right. And it kind of relates to an earlier question about capacity constraints that customers may be having. There are customers out there, believe it or not who don’t use our products and find themselves being in trouble because they can’t ship a piece of machinery because of capacity constraints on a hydraulic product. We get a shot at that quite often, especially more so recently and often times the shot is -- you know what, I could use a thousand of these if you could ship it tomorrow. And often times we do. And so our lead time in a market like this is significantly less than 3 or 4 weeks when the window of opportunity opens and we jump in.

<Q>: Right. Well, that’s your credit for sure. Are you seeing that sort of -- I don’t know what to call that, that capacity constraint generated new business in any particular geographic area? Or end use market?

Allen Carlson - Sun Hydraulics - President, CEO

No, I don’t think I could say that. We know that our Sun companies around the world use that. We also know that the amount of expedited orders we get as a percentage of total orders varies from, I think somewheres between 10% one week to as high as 30% some weeks. And it’s coming in from all over the world. To remind everybody, we schedule products to customer request. We don’t schedule products to our capacity or what we believe our capacity is. So we could be getting a huge order this afternoon due next week. And it’s up to our manufacturing people to get it done.

<Q>: Sure.

Allen Carlson - Sun Hydraulics - President, CEO

And they normally do.

<Q>: Well, without trying to nail you to any particular commitment, would it be fair to say that typically in your guidance you miss to the downside? In other words, it’d be unusual for you to get it wrong on the downside all of the things being equal. But on the upside because of your turnover, or your turn around capabilities, that’s normally where the miss is?

Allen Carlson - Sun Hydraulics - President, CEO

That’s not necessarily true. Actually I’ve gone back a few quarters ago and took a look at that because we did miss it on the downside. And I wanted to better understand what our track record was. And one thing that’s been consistent, we miss it as much up as we do down. But it’s -- again it’s based on the best information we have at the time we release it.

<Q>: Sure. Okay, well congratulations again on a great quarter. Thanks, guys.

Allen Carlson - Sun Hydraulics - President, CEO

Thank you.

Operator

Our next question comes from the line of Brian Rafn with Morgan Dempsey Capital Management.

<Q>: Good afternoon, everybody.

Allen Carlson - Sun Hydraulics - President, CEO

Hey, Brian.

<Q>: Can you guys, maybe Allen, you talked a little about the Hanover Fair in Germany, can you kind of detail us in some of the specific new products that you guys have launched?

Allen Carlson - Sun Hydraulics - President, CEO

At this particular fair we had a number of, I’ll call it minor products ranging to a new adjustment mechanism for an existing valve to a series of new and exciting completely new products. And there’s two of those that I’ll give you a snapshot of. As I said in my commentary, we’ve released a valve that embeds some White Oak technology. If you’ll remember, White Oak is an equity acquisition that we made a few years back. We’ve in the last couple of years been working on the next generation of -- they’ve been working on the next generation of their product under our marketing and engineering direction. And with the express idea of that product being embedded in our electrohydraulic valves. And this sort of makes the application of our electrohydraulic products much easier, much cleaner, and much more reliable.

The analogy I like to use, and this may be a bad analogy for some of the younger folks out there. But I remember the days when you had a voltage regulator in your car. A little black box that was on the firewall. And over time the voltage regulator went away and it was replaced with diodes embedded inside the alternator. That’s kind of what we’ve done with our electrohydraulic valves. We’ve embedded the intelligence, the electronics inside of our product to make it much easier, much less expensive installed cost to use that product. So that’s one. And I think if we look 5 years 10 years down the road, the way we’ve done it and what we’ve done will have a significant impact, not only on Sun, but the industry in general.

The second product we released is a series of valves that incorporates solid state switches so that you can measure the state that the valve is in, i.e. is the valve open or is the valve closed? And why people would be interested in that is number one in certain circuits, it’s important to have a level of redundancy to know where that valve is relative to what you asked it to do. It also is important from a diagnostic standpoint on a piece of equipment because often times you have a million dollar piece of equipment. And it’s not performing the way you would like it to. So how do you know what’s causing the valve to not feel well? By putting some diagnostics and some switches on the valve, you can troubleshoot this piece of equipment before it fails or if it’s failed and make it easier to see what’s going on within the hydraulic circuit. So from a diagnostic point of view, these valves with solid state switches are important.

<Q>: Do you have a sense as to what percentage of maybe your custom packages or your overall circuits the White Oak controls might be embedded in? Give us a sense as to how, where that’s at across the product line.

Allen Carlson - Sun Hydraulics - President, CEO

We don’t know at this point in time. It’s a brand new product. We know that there’s a lot of interest in it, and we know that there’s prototypes that are being applied right now as we speak. For me to give you a sense of what it’s going to do for the financial model in three years, I can’t help you.

<Q>: But your level of across your portfolio is just starting, basically.

Allen Carlson - Sun Hydraulics - President, CEO

That’s right. These are brand new products that we just released. Up until the show, the general public did not know we had them. Other than a few customers where we’ve done some market research to market testing. But the unveiling of these new products to the market was at the show. And if you’re interested, our website is carrying those new products, as well, for a general sale across the Sun universe.

<Q>: Okay, what -- can you give us a sense the last couple of years the kind of the mix that custom packages would be if you take out custom packages versus strictly cartridge or manifold sales?

Allen Carlson - Sun Hydraulics - President, CEO

No, I don’t know the answer to that question. We’ve probably in a broad sense view it -- perhaps that’s a question that we could take you’re always on the calls every quarter.

<Q>: Right.

Allen Carlson - Sun Hydraulics - President, CEO

We’ll take that one next quarter. And we’ll have an answer.

<Q>: You’ll give me the straight sense, right?

Allen Carlson - Sun Hydraulics - President, CEO

If we can.

<Q>: You talked about some of the machinery you had put in, I think 3.2 million. Can you give us a sense is that specific machinery for capacity? Is it to -- for shortening cycle times. Are you bringing or internalizing machinery -- or machining functions that you may have outsourced in the past? What specifically does that address?

Tricia Fulton - Sun Hydraulics - CFO

A lot of the machinery that we got in relates to our finishing processes of our products that are somewhat proprietary, I guess, to Tucson along with some additional CNC type machinery. And, yes, they have increased capacity. Usually when we’re able to bring in a new machine, it definitely is increasing capacity, especially when we’re replacing a machine that may be up to 20 years old which some of our [Sagamies] have been. We’re able to get out 2 or 3 times more production out of a 5 axis brand new machine than we are out of an old 3 axis. We’re definitely increasing capacity every time we bring something in the door, which is why it’s hard for us to answer that capacity question.

<Q>: Sure. Sure. If I ask the same question and just broadly, do you have a sense where you are capacity wise cartridges verses manifolds?

Allen Carlson - Sun Hydraulics - President, CEO

I think I can take that one. I’ve taken that one a number of quarters. I’ve been asked by our investor relations person to try and answer that question a little bit more informative. We have a formal process that we use for capacity planning, we don’t have a formal process, I should say. Other than we look at where our constraints are. And we know the current constraints and we know maybe two or three constraints down the road where we’re at and what we need to do. We continue to monitor our operations and the supply chain to identify these constraints and address them. And every time you address a constraint, perhaps another one shows up then you work on that one. But all along the same -- the time you’re doing this you’re adding more capacity. You maybe aren’t intentionally adding capacity, you’re solving constraints, but you’re adding capacity. Somewhere down the road, we may have some constraints that may be addressed with additional floor space. And when that time comes, we’ll know it and we’ll deal with it. But our whole approach to capacity planning is capacity by constraints and managing those constraints.

<Q>: Okay. I’m trying to find novel ways of answering the same question every month. So that’s pretty good. When you guys talk about bottlenecks in your -- you’re talking about changing cellular layouts of lines?

Allen Carlson - Sun Hydraulics - President, CEO

Sometimes it’s the way we lay the line up, and sometimes as Tricia said, we’ve got this 15-year-old machine and it’s producing 8% scrap and we have to finish it on another machine. And why don’t we just buy a new machine where we have no scrap, we can finish it complete in one operation. And oh, by the way, that machine will run lights out, where the old machine had to be tended to. And the new machine can be operated with one operator running four of those new machines, as opposed to one operator with one, that’s the kind of thing we look at.

<Q>: Right. Sure, with the CNC.

Allen Carlson - Sun Hydraulics - President, CEO

It’s not just adding capacity.

<Q>: Right.

Allen Carlson - Sun Hydraulics - President, CEO

We want to add productivity.

<Q>: Right. Right.

Allen Carlson - Sun Hydraulics - President, CEO

Get the capacity through productivity gains.

<Q>: What where you guys running relative to shifts right now? And can you kind of talk in the first quarter what your overtime might have been?

Allen Carlson - Sun Hydraulics - President, CEO

I don’t know the number, but again, this is another area where we look at capacity and constraints. We initiated about a year ago a very, very small weekend shift because we felt we had this wonderful equipment, but we were only running it five days a week. And if we wanted to run it on a Saturday, it was overtime. We talked to our employees about how important it would be for us. And a year ago we added I think it was three or four people that came in and ran selected pieces of equipment bottlenecks or constraints. That shift became extremely popular. Employees work Friday, Saturday, and Sunday, 12 hours a day. They work 36 hours. And we pay them 45. The whole idea is to run equipment that would normally be dormant and not have to replace equipment. I think today the last count I had, we have close to 30 employees on a weekend shift. And it’s working better for some of their own personal lives because maybe during the summer kids are home and they would rather work the weekend and be home with the kids kind of thing. Another way to address capacity constraints is to get creative in the way we operate our shifts. By the way and it’s pretty much employee driven, we don’t tell them this is what you need to do. This is kind of like the opportunity, are you interested? And they jump in and they help us solve those capacity constraint problems.

<Q>: Yes, Allen. Good point. Are most of those -- the weekend crew will those be full-time Sun Hydraulics employees? Are you doing anything with flex-time, part-time people?

Allen Carlson - Sun Hydraulics - President, CEO

No. It’s full-time, it’s usually our best employees that are working it. For the most part, they’re operating kind of unattended. We don’t have a staff of supervision or management that comes in and works the weekends. So we want our weekend employees to be sort of self-sufficient, get things done, know what needs to be done, can move things around. Generally speaking it’s our most cross-trained employees. The other thing is we don’t know on Thursday which machines we need to run on Saturday, Sunday until it gets closer to the weekend. So on Friday afternoon we say these are the ones we want to turn on, you guys are cross-trained, go run these machines over the weekend.

<Q>: Okay. Excellent. Can you talk about where you see kind of your raw materials inflation going? And what you’ve experienced kind of in the first quarter? As the price increases you put in mid last year, do you get a sense that you can require and again every product’s different, very diverse mix in the portfolio. Are you getting a sense that in ‘07 that you’re going the need another price hike? Or has there been some stability in the raw materials?

Tricia Fulton - Sun Hydraulics - CFO

We have not seen any significant price increases in our raw materials or our purchase parts, which are primarily turned steel parts. And it’s built into our estimates for Q2 that we’re not anticipating that we will see any increases in raw materials for Q2. We really don’t try to look out much past that. We’re obviously working with our distributor, or with our suppliers, we work very closely with them to see where their pricing is going. But we’re not seeing any right now.

<Q>: Finally, can you give us a sense of the bid and quotes that you guys do turning in a final sales. What percentage of that would start with people, engineers specking the product the hydraulic circuits at the website level?

Allen Carlson - Sun Hydraulics - President, CEO

New business. Probably 30, 40%.

<Q>: Okay. And what’s been kind of the delta chain of that? Is that incrementally moved up year-over-year for the last several years? Or what--? If you took it back 5 or 6 or 7 years, it would be zero. It didn’t exist.

Allen Carlson - Sun Hydraulics - President, CEO

It didn’t exist and it’s just growing incrementally. A lot of it depends upon the design cycle of the OEM, not necessarily the availability of the website. A third to a half, perhaps kind of number of new product as a result of whether it’s the end customer or it’s our distributor going to the web to get information that they needed to use products. And it may be 100% on some products. For example, the products we just talked about, the new electrohydraulic products that we released at Hanover, there’s a few little fliers available if you knew how to get them, we would send you one. The majority of those products, nearly 100%, would be applied because they got the information on the web.

<Q>: Does that website help shorten the order cycle?

Allen Carlson - Sun Hydraulics - President, CEO

Absolutely. Oftentimes engineers from our customers are designing product at night placing the order the next day getting the prototype in because we can provide cleaner more accurate information, there’s less likelihood that there was a mistake in the design side because it didn’t have the information or it wasn’t the right information. It compresses the design time tremendously.

<Q>: Okay. Guys, did a super fantastic job. Again it’s becoming old hat. So superb job.

Allen Carlson - Sun Hydraulics - President, CEO

Thank you very much, Brian.

Operator

Our next question is a follow-up question from the line of Robert McCarthy.

<Q>: I’m sorry. I need a refresher on your price increase history from last year, if you don’t mind.

Allen Carlson - Sun Hydraulics - President, CEO

Okay. Tricia do you have that?

Tricia Fulton - Sun Hydraulics - CFO

Sure. In January of ‘06, we had a selective price increase that was a couple percent on specific products, was not across the board. In mid July of ‘06, we had an across the board price increase that was approximately 3% on most cartridge products and 5% on most manifolds.

Allen Carlson - Sun Hydraulics - President, CEO

Probably if you melded that all together, you’re looking at about a 4% in ‘06. And our material price increase that we exceeded that significantly. And we didn’t have to pass on our full material price increases because of the productivity gains that we had through the year. So we were able to soften our price increases because of our productivity gains.

<Q>: Okay. Very good. And I gather from the way you’re describing the January ‘06 price increase that that was a very small proportion of total sales were affected by that?

Tricia Fulton - Sun Hydraulics - CFO

Yes.

<Q>: Okay. And so with the business model, you should have been seeing a fairly nice contribution from the price increases in last year’s third quarter. Pretty much right after you put the price increases through, would that be right?

Tricia Fulton - Sun Hydraulics - CFO

That’s not totally correct. The price -- we really didn’t see the full effect of the price increases until Q4. And there are a few reasons for that, but we definitely did not see the full effect of it in Q3. But in Q4, we feel that we did get the advantage of being able to absorb some of those additional material costs that we saw rising in the first two quarters.

<Q>: Okay. But just in terms of thinking about how top line growth will progress through the year, you’ll have a comparable, what you just had in the first quarter, you’ll have a big contribution from price in the second quarter, fairly substantial one in the third. And really not until forth until we run into head wind from not having a price increase carrying forward from last year. Right?

Allen Carlson - Sun Hydraulics - President, CEO

That’s a fair assumption.

Tricia Fulton - Sun Hydraulics - CFO

Yes, fair assumption.

<Q>: I just want to ask, this is a little bit granular, but there are a couple of little things that I wanted to ask about the regional splits. Hard to find anything that didn’t go great in the quarter, but your operating margin that you’re reporting for Korea was a, is unusual the right word? An unusually low margin number?

Tricia Fulton - Sun Hydraulics - CFO

Yes. In dollar terms it’s not a huge dollar amount. But yes, percentage wise, it was bigger, a bigger decrease.

<Q>: Does it mean anything?

Tricia Fulton - Sun Hydraulics - CFO

Not really. There were no significant factors. We did see some raw material increases in the quarter, but small again. And some increases in the cost of goods sold related to outsource manifold.

<Q>: A little bit of mix?

Tricia Fulton - Sun Hydraulics - CFO

Yes, it was mix.

<Q>: So all else equal, we’d like to see -- we’d expect hope to see that rebound?

Tricia Fulton - Sun Hydraulics - CFO

We would like to see it rebound, yes. Their inventory was up a little bit in the first quarter and we would like to see that number go back down. But we will be looking into the cost of goods sold portion a little closer and what items we’re outsourcing versus making.

<Q>: Okay. And the other one I wanted to ask. I don’t know if there’s a -- I don’t know if there’s a discernible trend here or if it’s just circumstance, but in the UK you put up a very solid number as you did in last year’s first quarter, which you then saw it kind of fade away -- just again in terms of the percentage margin. As last year developed, the margin declined. Is there a reason to expect that to occur as a repeating pattern?

Allen Carlson - Sun Hydraulics - President, CEO

I think last year it was volume and mix. And I can’t predict what the volume or mix is going to be in the balance of this year. But I’m pretty confident last year it was volume and mix.

Tricia Fulton - Sun Hydraulics - CFO

Last year also, we moved some accounts to direct accounts that were being shipped out of the U.S. Had a little bit of an effect in the transition period in the UK’s operating profits.

<Q>: That’s something that would have been happening in the second half of the year.

Tricia Fulton - Sun Hydraulics - CFO

Yes.

Allen Carlson - Sun Hydraulics - President, CEO

In fact, that’s a good point, Tricia. We’ve taken a significant amount of inventory out of our UK operation and are shipping direct to either end customers or to our European distributors. Rather than consolidating inventory in the UK, it now gets shipped direct out of Sarasota because our on time shipment reliability doesn’t require us to carry all that safety stock sitting in the UK. When we did that, we actually entered the orders direct on Sarasota and shipped direct out of Sarasota. And you will see some movement of what’s going on in the UK as a result of that. It’s a good thing. Takes inventory out, shortens the lead time. In the last half of last year, the UK needed to replace that volume with essentially additional business as we took it direct out of Sarasota.

<Q>: And so that should -- on an ongoing basis, that -- a small change, but should help support higher growth rates as reported for the U.S. business?

Allen Carlson - Sun Hydraulics - President, CEO

That’s right.

<Q>: Right. Okay. And recognizing that you do prefer only to look out a quarter and that a lot can change in a period of 6 months with your business model, would a sustained higher growth rate for the international operations all else equal lead to upward pressure on your tax rate?

Tricia Fulton - Sun Hydraulics - CFO

No, I don’t think so. We have favorable tax rates in comparison to the U.S. in both the UK and in Korea. Tax rates are a little higher in Germany, but UK and Korea tax rates are significantly less than what the U.S. is.

<Q>: Okay. Very good. Thank you.

Operator

Our next question comes from the line of Will Lyons with Westminster Securities Corporation.

<Q>: Tricia, just a quick follow-up. When is your Q going to be available?

Tricia Fulton - Sun Hydraulics - CFO

It actually may be filed later today, but probably tomorrow.

<Q>: Okay. Great. Thank you.

Operator

Our next question comes from the line of Brian Rafn with Morgan Dempsey Capital Management.

<Q>: Question, can you give us a sense for ‘07 what your Sarbanes-Oxley cost might be?

Tricia Fulton - Sun Hydraulics - CFO

We’re looking at about 300,000. We’re hoping that we can continue to cut those costs from what we experienced the last couple of years.

<Q>: Okay. You guys have a sense to what your salary wage labor inflation might be, maybe employee attrition turnover? What’s kind of your hiring markets down in Florida?

Allen Carlson - Sun Hydraulics - President, CEO

No, we don’t. No we don’t.

Tricia Fulton - Sun Hydraulics - CFO

We only do wage increases once a year, typically for employees who have been here more than a year and those are done in January.

<Q>: Okay.

Tricia Fulton - Sun Hydraulics - CFO

So they’re already done for the year.

<Q>: Okay. Okay. And they would be mid single digits, low single digits?

Tricia Fulton - Sun Hydraulics - CFO

Mid single, yes.

<Q>: Mid single. And then relative to -- and I want to get a clarification -- you certainly have a very high retention rate. And I’m just saying when you do go out into the markets, are you seeing challenges in the Florida market to find people? Or is there an abundance of help?

Allen Carlson - Sun Hydraulics - President, CEO

That varies from time to time. If we went -- dial the clock back a couple of years ago, we had to work quite hard to hire the next good Sun employee. With the housing market the way it is and the suppliers into the housing market, we’re finding that there are more qualified good employees out there. And we’re not struggling right now finding good employees.

<Q>: Okay.

Allen Carlson - Sun Hydraulics - President, CEO

I don’t know.

<Q>: Okay. We’ve also been a Sun holder since ‘97. We were certainly saddened to hear the passing of Clyde Nixon. We’ve had over the years many conversations with him. And certainly we’ll miss him.

Allen Carlson - Sun Hydraulics - President, CEO

Yes, we will too. Clyde was long time in the industry, been with Sun for almost 20 years. And will be missed not only by Sun, but by the industry.

<Q>: Thanks, guys.

Allen Carlson - Sun Hydraulics - President, CEO

Thank you.

Operator

Our next question comes from the line of Robert McCarthy with Robert W. Baird.

<Q>: Sorry to keep dragging this out. Depreciation and amortization for the year, you’re expecting to be what?

Tricia Fulton - Sun Hydraulics - CFO

Around 6 million.

<Q>: Around 6. You had 5.8 last year?

Tricia Fulton - Sun Hydraulics - CFO

Yes.

<Q>: So do you really have that much rolling off with 10 million of CapEx? Or do we get the larger increase next year?

Tricia Fulton - Sun Hydraulics - CFO

No, we do have substantial amounts that roll off each year. Because if you look back at our history, we have consistently added a lot of fixed assets each year.

<Q>: Okay. Thank you.

Operator

Seeing as there’s no further questions in the queue, I’d like to turn the call back to management for any concluding remarks.

Allen Carlson - Sun Hydraulics - President, CEO

Yes, this is Al, I would just like to conclude perhaps with a message similar to one that I had two or three quarters ago. There were a lot of questions on the call about the quarter and estimates rolling forward. I think I implied that we provide the best information we have at the time, which is true. We don’t spend a lot of time dwelling on what the quarter’s going to be. It’s a snapshot in time and we realize that. We don’t agonize over what the numbers might be. We do our best to give the information we have, but frankly we’re more focussed on the long-term. Identifying where we’re going to be 5 years, 10 years down the road. And next quarter is perhaps more important for you all than it is for us. We provide you the best information, but our objective is to manage the Company for the long-term.

Richard Arter - Sun Hydraulics - IR

Thanks, Al. Before we conclude, I’d like to take the time to remind everyone that Sun is going to host its annual shareholder meeting in Sarasota, Florida on Tuesday, June 19. The meeting will be held at our Tallevast Road facility and will begin at 10 a.m. Eastern time. Sun’s annual reports and proxies are expected to be mailed this week, perhaps today, tomorrow, or Friday. One of these days. You should be receiving them shortly. And I’d like to take this opportunity to thank everybody for joining us today. Thanks, Ryan.

Operator

Ladies and gentlemen, this concludes today’s teleconference. Thank you for your participation.